Exhibit 99.1

ANNAPOLIS NATIONAL BANCORP, INC.

2000 STOCK INCENTIVE PLAN

1.	Purpose

The proper execution of the duties and responsibilities of the directors, executives, and employees of Annapolis National Bancorp, Inc. (the “Corporation”) and its subsidiaries is a vital factor in the continued growth and success of the Corporation. Toward this end, it is necessary to attract and retain effective and capable individuals to assume positions that contribute materially to the successful operation of the business of the Corporation and its subsidiaries. It will benefit the Corporation, therefore, to bind the interests of these persons more closely to its own interests by offering them an attractive opportunity to acquire a proprietary interest in the Corporation and thereby provide them with added incentive to remain in the service of the Corporation and its subsidiaries and to increase the prosperity, growth, and earnings of the Corporation. This stock option plan is intended to serve these purposes.

2.	Definitions

The following terms wherever used herein shall have the meanings set forth below:

(a) The term “Awards” shall mean Options, Deferred Shares, and Restricted Share Awards, collectively.

(b) The term “Board of Directors” shall mean the Board of Directors of the Corporation.

(c) The term “Change in Control of the Corporation” shall mean a change in control of a nature that would be required to be reported in response to Item 6(c) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as the ownership of Common Stock of the Corporation, and other than Lawrence E. Lerner or any member or members of this family, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; (B) during any period of two consecutive years (not including any period prior to the adoption of the Plan) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to affect a transaction described in clauses (A) or (D) of this definition) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (C) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation; (D) the stockholders of the Corporation approve a merger, share exchange or consolidation of the Corporation with any other corporation, other than a merger, share exchange or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto held by Lawrence E. Lerner or any member or members of his family continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger, share exchange or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or any agreements for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

(d) The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(e) The term “Committee” shall mean a sub-committee of the Compensation Committee to be appointed by the Board of Directors to consist of three or more members, all of whom are members of the Board of Directors and are “non-employee directors” within the meaning of Rule 16-3 under the Exchange Act.

(f) The term “Common Stock” shall mean the shares of common stock, par value $0.01 per share, of the Corporation.

(g) The term “Corporation” shall mean Annapolis National Bancorp, Inc., a Maryland corporation.

(h) The term “Deferred Shares” shall mean shares that the Corporation has credited, pursuant to Paragraph 9 hereof, to a deferred compensation account in the name of a Participant.

(i) The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) The term “Fair Market Value” shall mean the then current fair market value of Common Stock, as determined in good faith by the Committee and in a manner consistent with the rules set forth in Treas. Reg. §20.2031-2.

(k) The term “Incentive Stock Option” shall mean an Option granted pursuant to the Plan that is designated as an Incentive Stock Option and which satisfies the requirements of Section 422(b) of the Code.

(l) The term “Nonqualified Stock Option” shall mean an Option granted pursuant to the Plan that is not an Incentive Stock Option.

(m) The term “Option” or “Stock Option” shall mean a right granted pursuant to the Plan to purchase shares of Common Stock, and shall include the terms Incentive Stock Option and Nonqualified Stock Option.

(n) The term “Option Agreement” shall mean the written agreement representing Options granted pursuant to the Plan as contemplated by Paragraph 7 of the Plan.

(o) The term “Participant” shall mean any person holding an Award outstanding under the Plan.

(p) The term “Plan” shall mean the Annapolis National Bancorp, Inc. 2000 Stock Incentive Plan as approved by the Board of Directors on March 24, 2000, as the same may be amended from time to time.

(q) The term “Restricted Share Award” shall mean a right granted under Section 10 of this Plan to receive shares.

(r) The term “subsidiary” or “subsidiaries” shall mean a corporation of which capital stock possessing 50% or more of the total combined voting power of all classes of its capital stock entitled to vote generally in the election of directors is owned in the aggregate by the Corporation directly or indirectly through one or more subsidiaries.

3.	Effective Date of the Plan

The Plan shall become effective upon stockholder approval, provided that such approval is received before March 24, 2001, and provided further that the Board of Directors may grant Options pursuant to the Plan prior to stockholder approval if such Options by their terms are contingent upon subsequent stockholder approval of the Plan.

4.	Administration

(a) The Plan shall be administered by the Committee, provided that the Board may act in lieu of the Committee on any matter within the Committee’s discretion or authority.

(b) The Committee may establish, from time to time and at any time subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

(c) The Committee shall from time to time submit to the Board of Directors for its approval the names of those directors, executives, and employees who, in its opinion, should receive Options, and shall recommend the numbers of shares on which Options should be granted to each such person and the nature of the Options to be granted.

(d) Options shall be granted by the Committee and shall become effective only after execution of an Option Agreement between the Corporation and the Option holder.

(e) The Committee’s interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Committee shall be final, unless otherwise determined by the Board of Directors. No member of the Committee or the Board of Directors shall be liable for any action or determination made, in respect of the Plan, in good faith.

5.	Participation in the Plan

(a) Participation in the Plan shall be limited to the employees and directors of the Corporation and its subsidiaries who shall be designated by the Committee.

(b) No member of the Board of Directors who is also an officer of the Corporation shall be eligible to serve on the Committee.

6.	Stock Subject to the Plan

(a) There shall be reserved for the granting of Awards pursuant to the Plan and for issuance and sale pursuant to such Awards 200,000 shares of Common Stock. To determine the number of shares of Common Stock available at any time for the granting of Awards, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Awards have been granted pursuant to the Plan that are still outstanding or have been exercised. The shares of Common Stock to be issued upon the exercise or vesting of Awards shall be made available from the authorized and unissued shares of Common Stock. If for any reason shares of Common Stock as to which an Award has been granted cease to be subject to purchase or delivery to Award holders thereunder, then such shares of Common Stock again shall be available for issuance pursuant to new Awards.

(b) Proceeds from the purchase of shares of Common Stock upon the exercise of Options granted pursuant to the Plan shall be used for the general business purposes of the Corporation.

(c) In the event of the reorganization, recapitalization, stock split, stock dividend, combination of shares of Common Stock, merger, consolidation, share exchange acquisition of property or stock, or any change in the capital structure of the Corporation, the Committee shall make such adjustments as may be equitable and appropriate in the number and kind of shares reserved for purchases by directors, executives or other employees, in the number, kind and price of shares covered by Awards granted pursuant to the Plan and then outstanding.

7.	Terms and Conditions of Options

(a) Each Option granted pursuant to the Plan shall be evidenced by an Option agreement in such form as the Committee from time to time may determine.

(b) The exercise price per share for Options shall be established by the Board of Directors upon the recommendation of the Committee at the time of the grant of Options pursuant to the Plan and shall not be less than the Fair Market Value of a share of Common Stock on the date on which the Option is granted. If the Board of Directors does not establish a specific exercise price per share at the time of grant, the exercise price per share shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of the Options.

(c) Each Option, subject to the other limitations set forth in the Plan, may extend for a period of up to 10 years from the date on which it is granted. The term of each Option shall be determined by the Board of Directors at the time of grant of the Option, provided that if no term is established by the Board of Directors the term of the Option shall be 10 years from the date on which it is granted.

(d) The Board of Directors upon recommendation of the Committee, may provide in the Option Agreement that the right to exercise each Option for the number of shares subject to each Option shall vest, in the Option holder over such period of time as the Committee, in its discretion, shall determine for each Option holder. Notwithstanding the foregoing, each Option Agreement shall provide that, upon the occurrence of a Change in Control of the Corporation, all Options then outstanding shall become immediately exercisable.

(e) Options shall be nontransferable and nonassignable, except that Options may be transferred by testamentary instrument or by the laws of descent and distribution, and Nonqualified Stock Options may be transferred to family members or family trusts, subject to the original terms of the Option.

(f) Unless the Committee specifies otherwise in an Option agreement, upon voluntary or involuntary termination of an Option holder’s service with the Corporation, his Options and all rights thereunder shall terminate effective at the close of business on the date the Option holder ceases to be a Director or regular, full-time employee of the Corporation or any of its subsidiaries, except (i) to the extent previously exercised and (ii) as provided in subparagraphs (g), (h) and (i) of this Paragraph 7.

(g) In the event an Option holder (i) takes a leave of absence from the Corporation or any of its subsidiaries for personal reasons or as a result of entry into the armed forces of the United States, or any of the departments or agencies of the United States government, or (ii) terminates his employment, or ceases providing services to the Corporation or any of its subsidiaries, by reason of death, disability, voluntary termination with the consent of the Committee, or other special circumstances, the Committee may consider his case and may take such action in respect of the related Option Agreement as it may deem appropriate under the circumstances, including accelerating the time previously granted for Options to be exercised and extending the time following the Option holder’s termination of active employment or service during which the Option holder is entitled to purchase the shares of Common Stock subject to such Options, provided that in no event may any Option be exercised after the expiration of the time of the Option.

(h) If an Option holder dies during the term of his Option without having fully exercised this Option, the executor or administrator of his estate or the person who inherits the right to exercise the Option by bequest or inheritance shall have the right within two years of the Option holder’s death to purchase the number of shares of Common Stock that the deceased Option holder was entitled to purchase at the date of his death, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option.

(i) If an Option holder terminates employment without his having fully exercised his Option due to his retirement with the consent of the Corporation, then such Option holder shall have the right within ninety (90) days of the Option holder’s termination of employment or service to purchase the number of shares of Common Stock that the Option holder was entitled to purchase at the date of his termination, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option. The Committee may cancel the Option during the ninety-day period referred to in this paragraph, if the Participant engages in employment or activities, which, in the opinion of the Committee, are contrary to the best interests of the Corporation. The Committee shall determine in each case whether a termination of employment or service shall be considered a retirement with the consent of the Corporation, and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such determination of the Committee shall be final and conclusive, unless overruled by the Board.

(j) The granting of an Option pursuant to the Plan shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of its subsidiaries to retain or employ the Option holder for any specified period.

(k) In addition to the general terms and conditions set forth in this Paragraph 7 in respect of Options granted pursuant to the Plan, Incentive Stock Options granted pursuant to the Plan shall be subject to the following additional terms and conditions:

(i) “Incentive Stock Options” shall be granted only to individuals who, at the date of grant of the Option, are employees of the Corporation or any of its subsidiaries;

(ii) No employee who owns beneficially more than 10% of the total combined voting power of all classes of stock of the Corporation shall be eligible to be granted an “Incentive Stock Option;”

(iii) The aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the shares of Common Stock in respect of which “Incentive Stock Options” are exercisable for the first time by the Option holder during any calendar year (under all such plans of the Corporation and its subsidiaries) shall not exceed $100,000; and

(iv) Any other terms and conditions specified by the Board of Directors that are not inconsistent with the Plan, except that such terms and conditions must be consistent with the requirements for “Incentive Stock Options” under Section 422 of the Code.

8.	Methods of Exercise of Options

(a) An Option holder (or other person or person, if any, entitled to exercise an Option hereunder) desiring to exercise an Option granted pursuant to the Plan as to all or part of the shares of Common Stock covered by the Option shall (i) notify the Corporation in writing at its principal office at 180 Admiral Cochrane Drive, Annapolis, Maryland 21401-7394, to that effect, specifying the number of shares of Common Stock to be purchased and the method of payment therefor, and (ii) make payment or provision for payment for the shares of Common Stock as purchased in accordance with this Paragraph 8. Such written notice may be given by means of a facsimile transmission. If a facsimile transmission is used, the Option holder should mail the original executed copy of the written notice to the Corporation promptly thereafter.

(b) Payment or provision for payment shall be made as follows:

(i) The Option holder shall deliver to the Corporation at the address set forth in subparagraph 8(a) United States currency in an amount equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or

(ii) The Option holder shall tender to the Corporation shares of Common Stock already owned by the Option holder that, together with any cash tendered therewith, have an aggregate fair market value (determined based on the Fair Market Value of a share of Common Stock on the date the notice set forth in subparagraph 8(a) is received by the Corporation) equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or

(iii) The Option holder shall deliver to the Corporation an exercise notice together with irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the aggregate purchase price of the shares of Common Stock as to which such exercise relates and to sell the shares of Common Stock to be issued upon exercise of the Option and deliver the cash proceeds, less commission and brokerage fees to the Option holder or to deliver the remaining shares of Common Stock to the Option holder.

Notwithstanding the foregoing provisions, the Committee and the Board of Directors, in granting Options pursuant to the Plan, may limit the methods in which an Option may be exercised by any person and, in processing any purported exercise of an Option granted pursuant to the Plan, may refuse to recognize the method of exercise selected by the Option holder (other than the method of exercise set forth in subparagraph 8(b)(i)).

(c) In addition to the alternative methods of exercise set forth in paragraph 8(b), holders of Nonqualified Stock Options shall be entitled, at or prior to the time the written notice provided for in subparagraph 8(a) is delivered to the Corporation, to elect to have the Corporation withhold from the shares of Common Stock to be delivered upon exercise of the Nonqualified Stock Option that number of shares of Common Stock (determined based on the Fair Market Value of a share of Common Stock on the date the notice set forth in subparagraph 8(a) is received by the Corporation) necessary to satisfy any withholding taxes attributable to the exercise of the Nonqualified Stock Option. Alternatively, such holder of a Nonqualified Stock Option may elect to deliver previously owned shares of Common Stock upon exercise of the Nonqualified Stock Option to satisfy any withholding taxes attributable to the exercise of the Nonqualified Stock Option. If the Board of Directors does not include any provisions relating to this withholding feature in its resolutions granting the Nonqualified Stock Option or in the Option Agreement, the maximum amount that an Option holder may elect to have withheld from the shares of Common Stock otherwise deliverable upon exercise or the maximum number of previously owned shares an Option holder may deliver shall be equal to the minimum federal and state withholding. Notwithstanding the foregoing provisions, the Committee or the Board of Directors may include in the Option Agreement relating to any such Nonqualified Stock Option provisions limiting or eliminating the Option holder’s ability to pay his withholding tax obligation with shares of Common Stock; or if no such provisions are included in the Option Agreement, but in the opinion of the Committee or the Board of Directors such withholding would have an adverse tax or accounting effect to the Corporation, at or prior to exercise of the Nonqualified Stock Option the Committee or the Board of Directors may limit or eliminate the Option holder’s ability to pay his withholding tax obligation with shares of Common Stock. Notwithstanding the foregoing provisions, a holder of a Nonqualified Stock Option may not elect any of the methods of satisfying his withholding tax obligation in respect of any exercise if, in the opinion of counsel to the Corporation, there is a substantial likelihood that the election or timing of the election would subject the holder to a substantial risk of liability under Section 16 of the Exchange Act.

(d) An Option holder at any time may elect in writing to abandon an Option in respect of all or part of the number of shares of Common Stock as to which the Option shall not have been exercised.

(e) An Option holder shall have none of the rights of a stockholder of the Corporation until the shares of Common Stock covered by the Option are issued to him upon exercise of the Option.

9.	Deferred Shares

(a) Elections to Defer. The Committee may at any time allow any Participant (or Participants) who is a member of the Board of Directors, or a member of a select group of management or highly compensated employees (within the meaning of the Employees’ Retirement Income Security Act of 1973, with each such individual being referred to herein as a “Participant”) to irrevocably elect, on the form approved by the Committee (the “Election Form”), to forego the receipt of cash compensation and in lieu thereof to have the Corporation credit Deferred Shares to the Participant’s account with a Fair Market Value equal to the compensation deferred. Each Election Form shall take effect five business days after its delivery to the Committee, unless in the meantime the Committee sends the Participant a written notice explaining why the Election Form is invalid. Notwithstanding the foregoing sentence, Election Forms shall be ineffective with respect to any compensation that a Participant earns before the date on which the Committee receives the Election Form.

(b) Vesting. Deferred Shares shall be 100% vested at all times.

(c) Recordkeeping; Cash Earnings on Deferred Shares. The Committee shall establish and maintain an individual account (the “Cash Account”) in the name of each Participant who files an Election Form. On the last day of each fiscal quarter, the Corporation shall credit to the Participant’s Cash Account any cash dividends paid on the balance of Deferred Shares credited to the Participant’s Account. On the last day of each fiscal year of the Corporation, the Committee shall credit to the Participant’s Account Deferred Shares with a Market Value equal to the balance of the Participant’s Cash Account (without regard to fractional shares), and the balance of the Participant’s Cash Account shall be reduced to zero. The Trustees shall hold each Participant’s Deferred Shares until distribution is required pursuant to subsection (d) hereof.

(d) Distributions of Deferred Shares and Earnings. The Trustees shall distribute a Participant’s Deferred Shares in five substantially equal annual installments that are paid before the last day of each of the five fiscal years of the Corporation that end after the date on which the Participant’s Continuous Service terminates, unless the Participant has properly elected a different form of distribution, on the form (the “Distribution Election Form”) approved by the Committee, and the Committee has received the Participant’s Distribution Election Form either more than 90 days before a Change in Control or more than one year before the date on which the Participant’s Continuous Service terminates for any reason. Fractional Shares shall not be distributed.

(e) Hardship Withdrawals. Notwithstanding any other provision of the Plan or a Participant’s Election Form, in the event the Participant suffers an unforeseeable hardship within the contemplation of this Section, the Participant may apply to the Committee for an immediate distribution of all or a portion of his Deferred Shares. The hardship must result from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, casualty loss of property, or other similar conditions beyond the control of the Participant. Examples of purposes, which are not considered hardships, include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the hardship could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a severe financial hardship. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s financial hardship. The determination of whether a Participant has a qualifying hardship and the amount, which qualifies for distribution, if any shall be made by the Committee in its sole discretion. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.

(f) Rights to Deferred Shares. A Participant may not assign his or her claim to Deferred Shares during his or her lifetime. A Participant’s right to Deferred Shares shall at all times constitute an unsecured promise of the Corporation to pay benefits as they come due. The right of the Participant or his or her beneficiary to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Corporation. Neither the Participant nor his or her beneficiary shall have any claim against or rights in any specific assets, shares, or other funds of the Corporation.

10.	Restricted Share Awards

(a) Grants. The Committee shall have the discretion to grant Restricted Share Awards to Employees and members of the Board of Directors. As promptly as practicable after a determination is made that a Restricted Share Award is to be made, the Committee shall notify the Participant in writing of the grant of the Award, the number of shares covered by the Award, and the terms upon which the shares subject to the Award may be earned. The date on which the Committee so notifies the Participant shall be considered the date of grant of the Restricted Share Awards. The Committee shall maintain records as to all grants of Restricted Share Awards under the Plan.

(b) Earning Shares. Unless the Committee specifically eliminates any vesting schedule in an Agreement granting a Restricted Share Award, shares subject to Restricted Share Awards shall be earned and become non-forfeitable by a Participant according to the following schedule, provided the Participant is an Employee or Director on the scheduled vesting date:

Years Since Award	Vested Percentage (applied to Restricted Shares)

Less than 1	0%
1	25%
2	50%
3	75%
4 or More	100%

Notwithstanding the foregoing and unless otherwise provided in a Participant’s Restricted Stock Award, each Participant shall become (100%) vested immediately (i) upon termination of the Participant’s service due to the Participant’s disability or death, or (ii) upon a Change in Control of the Corporation.

(c) Accrual of Dividends. Whenever shares are paid to a Participant or beneficiary under Section 11(d), such Participant or beneficiary shall also be entitled to receive, with respect to each share paid, an amount equal to any cash dividends (including special large and nonrecurring dividends, including one that has the effect of a return of capital to the Corporation’s stockholders) and a number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of Common Stock between the date the relevant Restricted Share Award was initially granted to such Participant and the date the shares are being distributed. There shall also be distributed an appropriate amount of net earnings, if any, with respect to any cash dividends so paid out.

(d) Distribution of Shares.

(i) Timing of Distributions: General Rule. Except as otherwise expressly stated in this Plan, the Committee shall distribute shares and accumulated cash from dividends and interest to the Participant or his Beneficiary, as the case may be, as soon as practicable after they have been earned. No fractional shares shall be distributed.

(ii) Form of Distribution. The Committee shall distribute all shares, together with any shares representing stock dividends, in the form of Common Stock. One share of Common Stock shall be given for each share earned. Payments representing cash dividends (and earnings thereon) shall be made in cash.

(iii) Withholding. The Committee shall withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is not sufficient, the Committee shall require the Participant or beneficiary to pay to the Committee the amount required to be withheld as a condition of delivering the shares. The Committee shall pay over to the Corporation or Affiliate which employs or employed such Participant any such amount withheld from or paid by the Participant or beneficiary.

(iv) Regulatory Exceptions. No Restricted Shares shall be distributed unless and until all of the requirements of all applicable law and regulations shall have been fully complied with, including the receipt of approval of the Plan by the stockholders of the Corporation by such vote, if any, as may be required by applicable law and regulations.

(e) Voting of Plan Shares. All shares of Common Stock subject to Awards (whether or not subject to a Restricted Share Award) shall be voted by the Board of Directors in the manner directed by the Board of Directors.

(f) Deferral Elections. At any time 12 months prior to the date on which a Participant becomes vested in any shares subject to his or her Restricted Share Award, a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Employees’ Retirement Income Security Act of 1973) may irrevocably elect, on the form (the “Election Form”) approved by the Committee, to defer the receipt of all or a percentage of the shares that would otherwise be transferred to the Participant upon the vesting of such Award. If such an election is made, the shares shall be credited to the Participant’s Account as Deferred Shares on the date such shares would otherwise have been distributed to the Participant.

11.	Amendments and Discontinuance of the Plan

The Board of Directors shall have the right at any time and from time to time to amend, modify, or discontinue the Plan provided that, except as provided in subparagraph 6(c), no such amendment, modification, or discontinuance of the Plan shall (i) revoke or alter the terms of any valid Option previously granted pursuant to the Plan, (ii) increase the number of shares of Common Stock to be reserved for issuance and sale pursuant to Options granted pursuant to the Plan, (iii) decrease the exercise price determined pursuant to the provisions of subparagraph 7(b), or (iv) provide for Options exercisable more than 10 years after the date granted.

12.	Plan Subject to Governmental Laws and Regulations

The Plan and the grant of Awards pursuant to the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations.

13.	Duration of the Plan

No Option shall be granted pursuant to the Plan after the close of business on March 23, 2010.